Exhibit 4.10

ARRANGEMENT AGREEMENT

AMONG

CANADIAN ZINC CORPORATION,

MESSINA MINERALS INC.

AND

0980829 B.C. LTD.

DATED AS OF
OCTOBER 21, 2013

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated as of October 21, 2013, is entered into by and among Canadian Zinc Corporation, a corporation existing under the laws of the Province of British Columbia ("Canadian Zinc"), 0980829 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia and wholly-owned by Canadian Zinc ("CZN Sub"), and Messina Minerals Inc., a corporation existing under the laws of the Province of British Columbia ("Messina").

R E C I T A L S

A.	The parties have agreed to effect a business combination whereby Canadian Zinc would acquire all of the outstanding shares of Messina (the "Acquisition").

B.
Canadian Zinc and Messina intend to complete the Acquisition by way of a plan of arrangement under the provisions of the BCBCA under which, among other things, CZN Sub and Messina will merge and the Messina Shareholders will receive common shares of Canadian Zinc ("Canadian Zinc Shares") in exchange for their Messina Shares in accordance with the terms of the plan of arrangement.

C.	Canadian Zinc will apply to have the Canadian Zinc Shares issued and issuable pursuant to the Arrangement listed for trading on the Toronto Stock Exchange.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree each with the other as follows:

1.	DEFINITIONS

1.1	In this Agreement:

(a)	all capitalized terms which are not otherwise defined in this Agreement shall have the meaning ascribed to them in the Plan of Arrangement;

(b)
"Arrangement" means an arrangement under the provisions of Section 288 of the BCBCA on the terms and conditions set forth in the Plan of Arrangement, subject to any amendment or supplement thereto made in accordance therewith, herewith or made at the direction of the Court in the Final Order;

(c)	"BCBCA" means the Business Corporations Act (British Columbia);

(d)	"Break Fee" has the meaning ascribed thereto in Section 8.7;

(e)	"business day" means a day that is not a civic or statutory holiday in Vancouver, British Columbia;

(f)	"Canadian Zinc Public Record" has the meaning ascribed thereto in Subsection 3.1(l);

(g)	"Closing" has the meaning ascribed thereto in Section 6.3;

(h)	"Closing Date" has the meaning ascribed thereto in Section 6.3;

(i)	"Court" means the Supreme Court of British Columbia;

(j)	"Effective Date" has the meaning ascribed thereto in the Plan of Arrangement;

(k)	"Effective Time" means the Effective Time as defined in the Plan of Arrangement;

(l)
"Final Order" means the order of the Court pursuant to section 291 of the BCBCA approving the Arrangement, as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(m)	"Indemnified Party" has the meaning ascribed thereto in Section 7.1;

(n)	"Indemnifying Party" has the meaning ascribed thereto in Section 7.1;

(o)	"Information Circular" means the information circular to be sent to Messina Shareholders in connection with the Messina Meeting (as such term is defined in the Plan of Arrangement);

(p)
"Interim Order" means the interim order of the Court pursuant to  section 291 of the BCBCA, made in connection with the Arrangement, as such order may be amended, supplemented or varied by the Court with the consent of the parties hereto, each acting reasonably;

(q)
"Material Adverse Change" means any one or more change, event or occurrence and any fact or state of facts, circumstance, change, effect, occurrence or event which, in either case, either individually is, or in the aggregate are, material and adverse to the business of Messina or Canadian Zinc (as applicable), taken as a whole, other than any change, event or occurrence that is temporary in nature or that is attributable or relating to:

(i)	changes in general economic, financial or political conditions or the securities markets;

(ii)	changes affecting generally the mining sector in which Messina or Canadian Zinc (as applicable) conducts business;

(iii)
changes or developments resulting from any natural disaster, any act of terrorism or any outbreak of hostilities or war, or any escalation of any such natural disaster or acts of terrorism or hostilities or war;

(iv)	changes in generally accepted accounting principles or applicable laws or interpretations thereof;

(v)
the announcement of this Agreement or the consummation of the transactions contemplated by this Agreement, or any actions by Messina or Canadian Zinc (as applicable), taken pursuant to this Agreement; and

(vi)	a change in the market price or trading volume of the Messina Shares or Canadian Zinc Shares (as applicable);

provided, however, that such effect (in (i) or (ii) above) does not primarily relate only to (or have the effect of primarily relating only to) Messina or Canadian Zinc, or disproportionately adversely affect Messina or Canadian Zinc, compared to other companies operating in the same industry;

(r)
"Material Adverse Effect" means a material adverse effect (or a series of adverse effects, none of which is material in and of itself but which, cumulatively, result in a Material Adverse Effect) on the business, operations, results of operations, prospects, assets, liabilities or financial condition of the party, other than any change, effect, event or occurrence: (a) relating to the global economy or securities markets in general; (b) affecting the worldwide mining industry in general and which does not have a materially disproportionate effect on the party; (c) resulting from changes in the price of precious or base metals; or (d) which is a change in the trading price of the publicly traded securities of the party immediately following and reasonably attributable to the disclosure of this Agreement and the matters contemplated hereby;

(s)	"material fact", "material change" and "misrepresentation" have the meanings ascribed to them by the Securities Act (British Columbia);

(t)	"Messina Public Record" has the meaning ascribed thereto in Subsection 3.2(k);

(u)
"Plan of Arrangement" means a plan of arrangement substantially in the form and content of Schedule A attached hereto and any amendment or variation thereto made in accordance with section 6.01 of the Plan of Arrangement or section 6.1 hereof;

(v)	"Registrar" means the registrar appointed Section 400 of the BCBCA;

(w)	"Section 3(a)(10) Exemption" has the meaning ascribed thereto in Section 2.2;

(x)	"Superior Proposal" has the meaning ascribed thereto in Section 8.4;

(y)	"Tax Act" means the Income Tax Act (Canada), and the regulations promulgated thereunder, as now in effect and as it may be amended from time to time prior to the Effective Date;

(z)
"Taxes" includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any governmental entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any governmental entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping duties, all license, franchise and registration fees and all employment insurance, health insurance and Canada, Quebec and other government pension plan premiums or contributions;

(aa)
"Tax Returns" includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by law in respect of Taxes;

(bb)	"Third Party" has the meaning ascribed thereto in Section 8.1;

(cc)	"to the best of its knowledge" or "to the best knowledge" of a party, means, with respect to such party, to the best knowledge of the senior officers of such party, after reasonable inquiry;

(dd)	"TSX" means the Toronto Stock Exchange;

(ee)	"TSXV" means the TSX Venture Exchange;

(ff)	"U.S. Exchange Act" means the United States Securities Exchange Act of 1934, as amended; and

(gg)	"U.S. Securities Act" has the meaning ascribed thereto in Section 2.2.

2.	ARRANGEMENT

2.1
The parties agree to carry out the Arrangement substantially on the terms as set out in the Plan of Arrangement, subject to such changes as may be mutually agreed to by the parties on the advice of their respective legal, tax and financial advisors.

2.2
The parties agree that the Arrangement will be structured and carried out with the intention that all Canadian Zinc Shares issued on completion of the Arrangement to the Messina Shareholders will be issued by Canadian Zinc in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, of the United States (the "U.S. Securities Act") provided by Section 3(a)(10) of the U.S. Securities Act (the "Section 3(a)(10) Exemption").  In order to ensure the availability of the Section 3(a)(10) Exemption, the parties hereto agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court;

(b)	the Court will be advised as to Canadian Zinc’s intention to rely upon the Section 3(a)(10) Exemption prior to the hearing required to approve the Arrangement;

(c)
the Court will be required to satisfy itself as to the fairness of the Arrangement to the Messina Shareholders to be issued Canadian Zinc Shares pursuant to the Arrangement and the Final Order approving the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being fair to such Messina Shareholders;

(d)
the Messina Shareholders will be given adequate and timely notice advising them of their right to attend the hearing of the Court for the Final Order to approve the Arrangement and providing them with sufficient information necessary for them to exercise that right, and the Interim Order will specify that each Messina Shareholder will have the right to appear before the Court and make submissions at the hearing of the Court for the Final Order to approve the Arrangement so long as they enter an appearance within a reasonable time;

(e)
the Messina Shareholders will be advised that the Canadian Zinc Shares issued in the Arrangement have not been registered under the U.S. Securities Act and will be issued by Canadian Zinc in reliance on the Section 3(a)(10) Exemption and that certain restrictions on resale under Rule 144 under the U.S. Securities Act will be applicable with respect to Canadian Zinc Shares issued to persons who are affiliates of Canadian Zinc after the Effective Date or within 90 days prior to the Effective Date; and

(f)	the Final Order shall include a statement to substantially the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of Canadian Zinc, pursuant to the Plan of Arrangement.”

2.3
Messina and CZN Sub shall, as soon as reasonably practicable, but in any event not later than November 13, 2013, apply to the Court for the Interim Order providing for, among other things, the calling and holding of the Messina Meeting for the purpose of considering and, if deemed advisable, approving the Arrangement, and for the form of approval by the sole shareholder of CZN Sub of the Arrangement.  If the approval of the Arrangement as set forth in the Interim Order is obtained, Messina and CZN Sub shall take the necessary steps to submit the Arrangement to the Court and apply for the Final Order in such fashion as the Court may direct and, as soon as practicable thereafter, and subject to satisfaction or waiver of any other conditions provided for in this Agreement, Messina and CZN Sub shall file the Final Order and such other documents as may be required in order to give effect to the Arrangement.

2.4
The parties intend to adopt this Agreement and the Plan of Arrangement as a plan of reorganization for purposes of the United States Internal Revenue Code of 1986, as amended (the "Code") and applicable Treasury regulations thereunder and to treat the transactions contemplated by the Agreement and this Plan of Arrangement as a reorganization in accordance with the provisions of Section 368(a) of the Code for United States federal income tax purposes.  Except as provided in this Agreement, none of the parties will take any action that would cause the reorganization not to qualify as a reorganization in accordance with Section 368(a) of the Code.  Notwithstanding the foregoing, none of Canadian Zinc, CZN Sub or Messina makes any representation or warranty to any other party or to any Messina Shareholder, holder of Canadian Zinc Shares or holder of other securities of Messina or Canadian Zinc (including, without limitation, stock options, warrants or other similar rights) regarding the United States tax treatment of such transactions, including but not limited to whether such transactions will qualify as a tax deferred plan of reorganization for purposes of United States federal, state or local income tax.  Messina, Canadian Zinc and CZN Sub acknowledge that Canadian Zinc, CZN Sub, Messina and the Messina Shareholders are relying solely on their own tax advisors in connection with this Agreement and the Plan of Arrangement and related transactions and agreements.

3.	REPRESENTATIONS AND WARRANTIES

Representations and Warranties of Canadian Zinc

3.1	As at the date of this Agreement and as at the Closing Date, Canadian Zinc represents and warrants to Messina, and acknowledges that Messina is relying thereon, as follows:

(a)
each of Canadian Zinc and CZN Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, continuance or amalgamation and has the corporate power to own or lease its property and assets and to carry on its business as now conducted by it, is duly licensed or qualified as a foreign corporation in each jurisdiction in which the character of the property and assets now owned by it or the nature of its business as now conducted by it requires it to be so licensed or qualified (save where failure to have such licence or qualification is not in the aggregate material);

(b)
each of Canadian Zinc and CZN Sub has the corporate power to enter into this Agreement and, subject to obtaining the requisite approvals contemplated hereby, to carry out its respective obligations hereunder;

(c)

(i)	as of the date hereof, the authorized capital of Canadian Zinc consists of an unlimited number of common shares;

(ii)	as of September 30, 2013, a total of 170,695,861 Canadian Zinc Shares were issued and outstanding; and

(iii)
Canadian Zinc has no options, warrants or other convertible securities issued or outstanding which entitle the holder to purchase shares or any other securities of Canadian Zinc up to the Effective Date of the Arrangement, except as follows as of September 30, 2013:

(A)	options exercisable to acquire up to 7,109,600 Canadian Zinc Shares; and

(B)	warrants exercisable to acquire up to 12,905,455 Canadian Zinc Shares;

(d)
the Canadian Zinc Shares issuable pursuant to the Arrangement will, upon their issuance, be validly issued and outstanding, fully paid and non-assessable common shares of Canadian Zinc and will form part of a class of shares that is listed and posted for trading on the TSX;

(e)
the execution and delivery by Canadian Zinc of this Agreement and the performance by Canadian Zinc of its obligations hereunder and the completion of the transactions contemplated hereby, do not and will not:

(i)
result in a violation, contravention or breach of or constitute a default under, or entitle any party to terminate, accelerate, modify or call any obligations or rights under, require any consent to be obtained under or give rise to any termination rights under any provision of:

(A)           the constating documents of Canadian Zinc,

(B)           any applicable law or the rules or policies of the TSX, or

(C)
any credit agreement, note, bond, mortgage, indenture, deed of trust, lease, franchise, concession, easement, contract, agreement, licence, permit or other instrument to which Canadian Zinc is bound or is subject to or of which Canadian Zinc is the beneficiary;

(ii)
cause any indebtedness owing by Canadian Zinc to come due before its stated maturity or cause any available credit to cease to be available which would, individually or in the aggregate, have a Material Adverse Effect on Canadian Zinc;

(iii)
result in the imposition of any encumbrance upon any of the property or assets of Canadian Zinc or give any person the right to acquire any of Canadian Zinc's assets, or restrict, hinder, impair or limit the ability of Canadian Zinc to conduct the business of Canadian Zinc as and where it is now being conducted which would, individually or in the aggregate, have a Material Adverse Effect on Canadian Zinc; or

(iv)
result in or accelerate the time for payment or vesting of, or increase the amount of any severance, unemployment compensation, "golden parachute", bonus, termination payments or otherwise, becoming due to any director or officer of Canadian Zinc or increase any benefits otherwise payable under any pension or benefits plan of Canadian Zinc or result in the acceleration of the time of payment or vesting of any such benefits.

(f)
there are no actions, suits or proceedings, pending or, to the best knowledge of Canadian Zinc, threatened against or affecting Canadian Zinc or CZN Sub, or any of their principals, at law or in equity, or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign, which, if successful, would reasonably be expected to cause a Material Adverse Effect on Canadian Zinc, and Canadian Zinc is not aware of any existing grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success against Canadian Zinc or CZN Sub;

(g)
this Agreement has been duly authorized, executed and delivered by Canadian Zinc and CZN Sub and constitutes a legal, valid and binding obligation, enforceable against Canadian Zinc and CZN Sub in accordance with its terms subject to bankruptcy, insolvency and other applicable laws affecting creditors' rights generally and to general principles of equity;

(h)
Canadian Zinc is a "reporting issuer" within the meaning of the securities laws of British Columbia, Alberta, Ontario and Quebec, has no securities law reporting requirements under any other jurisdiction and is not on a list of defaulting issuers maintained by the securities commissions in these jurisdictions and no regulatory authority having jurisdiction has issued any order preventing or suspending trading of any securities of Canadian Zinc which is currently outstanding;

(i)
the latest audited financial statements of Canadian Zinc for the fiscal year ended December 31, 2012 to be disclosed in the Information Circular are true and correct in every material respect, and have been prepared in accordance with Canadian generally accepted accounting principles, including International Financial Reporting Standards, and fairly reflect the financial position of Canadian Zinc as at the date of such financial statements and the results of its operations for the period then ended and have been prepared in accordance with accounting principles generally accepted in Canada;

(j)
the unaudited financial statements of Canadian Zinc for the interim period ended September 30, 2013 to be disclosed in the Information Circular are true and correct in every material respect, and have been prepared in accordance with Canadian generally accepted accounting principles, including International Financial Reporting Standards, and fairly reflect the financial position of Canadian Zinc as at the date of such financial statements and the results of its operations for the period then ended and have been prepared in accordance with accounting principles generally accepted in Canada;

(k)	since September 30, 2013, except as disclosed by Canadian Zinc in the Canadian Zinc Public Record:

(i)	Canadian Zinc has conducted its business only in the ordinary and regular course of business consistent with past practice;

(ii)	Canadian Zinc has not incurred or suffered a Material Adverse Change;

(iii)	there has not been any acquisition or sale by Canadian Zinc of any material property or assets thereof;

(iv)
other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by Canadian Zinc of any debt for borrowed money, any creation or assumption by Canadian Zinc of any encumbrance, any making by Canadian Zinc of any loan, advance or capital contribution to or investment in any other person or any entering into, amendment of, relinquishment, termination or non-renewal by Canadian Zinc of any contract, agreement, licence, lease transaction, commitment or other right or obligation which would, individually or in the aggregate, have a Material Adverse Effect on Canadian Zinc;

(v)	Canadian Zinc has not declared or paid any dividends or made any other distribution on any of the Canadian Zinc Shares;

(vi)	Canadian Zinc has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Canadian Zinc Shares;

(vii)	Canadian Zinc has not changed or amended its constating documents;

(viii)
other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or modification of the compensation payable to or to become payable by Canadian Zinc to any of its directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement made to, for or with any of such directors or officers;

(ix)	Canadian Zinc has not effected any material change in its tax election or accounting methods, principles or practices; and

(x)
Canadian Zinc has not adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan or shareholder rights plan;

(l)
Canadian Zinc has filed with all applicable securities and regulatory authorities (including exchanges and markets) all information and documents required to be filed with such authorities under the securities legislation in the jurisdictions in which it is a reporting issuer (the "Canadian Zinc Public Record") and the statements set forth in the Canadian Zinc Public Record are true, correct and complete and do not contain any misrepresentation as of the dates on which they were made, except where the failure to comply strictly with certain form requirements would not have a Material Adverse Effect on Canadian Zinc, and Canadian Zinc has not filed any confidential material change reports which currently remain confidential or similar reports;

(m)	the Canadian Zinc Shares trade on the TSX and Canadian Zinc is in compliance with all rules, regulations and policies of the TSX in all material respects;

(n)	Canadian Zinc is not in default in any material respect of any requirement of any applicable securities laws or regulatory authority having jurisdiction over any securities of Canadian Zinc;

(o)
Canadian Zinc is not subject to any cease trade or other order of any applicable stock exchange or securities authority and, to the best knowledge of Canadian Zinc, no investigation or other proceedings involving Canadian Zinc that may operate to prevent or restrict trading of any securities of Canadian Zinc are currently in progress, pending or threatened before any applicable stock exchange or securities authority;

(p)
the description of the business of Canadian Zinc and CZN Sub, its financial condition, assets and properties as provided to Messina for inclusion in the Information Circular will not contain any untrue statement of a material fact or omit to state any material fact necessary to make such description not misleading and will contain all information required by all applicable securities laws and the rules of the TSX;

(q)
Canadian Zinc and CZN Sub have not incurred any liability for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or the Arrangement except as disclosed in the Information Circular;

(r)
there are no known or anticipated material liabilities of Canadian Zinc or CZN Sub of any kind whatsoever (including absolute, accrued or contingent liabilities) nor any commitments whether or not determined or determinable, in respect of which Canadian Zinc or CZN Sub is or may become liable other than the liabilities disclosed on, reflected in or provided for in the financial statements referred to in paragraph (j) and (k) of this Section 3.1 or to be reflected in the Information Circular or incurred in the ordinary course of business;

(s)
the corporate records and minute books of Canadian Zinc as required to be maintained by it under the laws of its jurisdiction of incorporation or continuation contain complete and accurate minutes of all meetings of its directors, any committees of the board of directors and shareholders held and all resolutions consented to in writing;

(t)
Canadian Zinc owns good and marketable title to its properties and assets free and clear of any and all mortgages, liens, pledges, charges, security interests, encumbrances, actions, claims or demands of any nature whatsoever or howsoever arising which would have a materially adverse effect on the properties or assets of Canadian Zinc, except the security interests registered in the Personal Property Registry of British Columbia;

(u)
Canadian Zinc maintains, with financially sound and reputable insurers, insurance with respect to its business and assets, in such amounts and against such liabilities, casualties, risks and contingencies existing from time to time as is customary for prudent owners and operators of similar businesses and similar property.  The policies for such insurance are in full force and effect and the premiums for all such policies of insurance have been duly paid and accordingly such policies are in good standing;

(v)
Canadian Zinc has duly filed all Tax Returns required to be filed by it and has paid or withheld all Taxes which are due and payable or required to be withheld, and has paid all assessments and reassessments, and all other Taxes due and payable on or before the date hereof; adequate provision has been made for Taxes payable for the current period for which Tax Returns are not yet required to be filed; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return by, or payment of any Tax against Canadian Zinc; there are no actions, suits, proceedings, investigations or claims commenced or, to the best knowledge of Canadian Zinc, threatened or contemplated against Canadian Zinc in respect of Taxes, or any matters under discussion with any governmental authority relating to Taxes, asserted by any such authority;

(w)
Canadian Zinc is not in default under and, to the best knowledge of Canadian Zinc, there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute a default by Canadian Zinc under any contract, agreement or licence that is material to the conduct of the business of Canadian Zinc to which it is a party or by which it is bound;

(x)
Canadian Zinc is in compliance in all material respects with each material license and permit held by it and is not in any material respect in violation of, or default under, the applicable statutes, ordinances, rules, regulations, orders or decrees (including, without limitation, Environmental Laws (as defined below)) of any governmental entities, regulatory agencies or bodies having, asserting or claiming jurisdiction over it or over any part of its operations or assets;

(y)
Canadian Zinc, to the best of its knowledge: (i) is in material compliance with any and all applicable foreign, federal, provincial, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"); (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business as currently conducted; (iii) is in material compliance with all terms and conditions of each such permit, license or approval; (iv) confirms that there have been no past, and to the best knowledge of Canadian Zinc, there are no pending or threatened claims, complaints, notices or requests for information received by Canadian Zinc with respect to any alleged material violation of any Environmental Law which would reasonably be expected to cause a Material Adverse Effect on Canadian Zinc; and (v) confirms that, to the best knowledge of Canadian Zinc, no conditions exist at, on or under any property now or previously owned, leased or occupied by Canadian Zinc which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law that would reasonably be expected to cause a Material Adverse Effect on Canadian Zinc, except for compliance investigations conducted in the normal course by any Governmental Authority;

(z)
neither Canadian Zinc, nor to the best of its knowledge, any other person, has ever caused or permitted hazardous or toxic waste to be placed, held, located or disposed of on, under or at any lands or premises owned, leased or occupied by Canadian Zinc otherwise than in compliance with applicable Environmental Laws and no notice has been received by Canadian Zinc of any action or potential liability in respect thereof and, to the best knowledge of Canadian Zinc, no civil, criminal or enforcement actions or complaints in respect thereof are threatened, pending or have been commenced against Canadian Zinc which, if successful, would reasonably be expected to have a Material Adverse Effect on Canadian Zinc;

(aa)	in the ordinary course of the permitting and environmental assessment process regarding its Prairie Creek property, Canadian Zinc has commissioned various ongoing environmental studies;

(bb)
Canadian Zinc has filed with the securities commission or securities regulatory authority in each of British Columbia, Alberta, Ontario and Quebec all of the technical reports required to be filed under National Instrument 43-101 in respect of each property material to Canadian Zinc and all public disclosure made by Canadian Zinc regarding its properties complies with the requirements of National Instrument 43-101;

(cc)
Canadian Zinc has not withheld from Messina any material information or documents concerning Canadian Zinc or its assets or liabilities during the course of Messina's review of Canadian Zinc and its properties;

(dd)
the Canadian Zinc Shares are registered pursuant to Section 12(g) of the U.S. Exchange Act, and Canadian Zinc has timely filed or furnished, as applicable, all reports required to be filed or furnished, as applicable, by Canadian Zinc under Section 13 of the U.S. Exchange Act;

(ee)	Canadian Zinc is not registered or required to be registered as an "investment company" pursuant to the provisions of the United States Investment Company Act of 1940, as amended; and

(ff)
none of the representations, warranties or statements of fact made in this Section contains any untrue statement of a material fact or omits to state any material fact necessary to make any such warranty or representation not misleading.

Representations and Warranties of Messina

3.2	As at the date of this Agreement and as at the Closing Date, Messina represents and warrants to the other parties, and acknowledges that the other parties are relying thereon, as follows:

(a)
Messina is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, continuance or amalgamation and has the corporate power to own or lease its property and assets and to carry on its business as now conducted by it, is duly licensed or qualified as a foreign corporation in each jurisdiction in which the character of the property and assets now owned by it or the nature of its business as now conducted by it requires it to be so licensed or qualified (save where failure to have such licence or qualification is not in the aggregate material);

(b)	Messina has the corporate power to enter into this Agreement and, subject to obtaining the requisite approvals contemplated hereby, to carry out its obligations hereunder;

(c)	the execution and delivery by Messina of this Agreement and the performance by Messina of its obligations hereunder and the completion of the transactions contemplated hereby, do not and will not:

(i)
result in a violation, contravention or breach of or constitute a default under, or entitle any party to terminate, accelerate, modify or call any obligations or rights under, require any consent to be obtained under or give rise to any termination rights under any provision of:

(A)           the constating documents of Messina,

(B)           any applicable law or the rules or policies of the TSXV, or

(C)
any credit agreement, note, bond, mortgage, indenture, deed of trust, lease, franchise, concession, easement, contract, agreement, licence, permit or other instrument to which Messina is bound or is subject to or of which Messina is the beneficiary;

(ii)
cause any indebtedness owing by Messina to come due before its stated maturity or cause any available credit to cease to be available which would, individually or in the aggregate, have a Material Adverse Effect on Messina;

(iii)
result in the imposition of any encumbrance upon any of the property or assets of Messina or give any person the right to acquire any of Messina's assets, or restrict, hinder, impair or limit the ability of Messina to conduct the business of Messina as and where it is now being conducted which would, individually or in the aggregate, have a Material Adverse Effect on Messina; or

(iv)
result in or accelerate the time for payment or vesting of, or increase the amount of any severance, unemployment compensation, "golden parachute", bonus, termination payments or otherwise, becoming due to any director or officer of Messina or increase any benefits otherwise payable under any pension or benefits plan of Messina or result in the acceleration of the time of payment or vesting of any such benefits.

(d)	as of the date hereof:

(i)	the authorized capital of Messina consists of an unlimited number of common shares and a total of 15,583,112 Messina Shares are issued and outstanding; and

(ii)	except for:

(A)	the outstanding Messina Options exercisable to acquire up to 815,000 Messina Shares; and

(B)	Messina Warrants exercisable to acquire up to 780,000 Messina Shares, of which warrants exercisable to acquire 280,000 Messina Shares will have been cancelled prior to the Effective Date,

Messina has no obligation, and is not party to any agreement requiring it, to issue any securities to any person, and Messina has no options, warrants or other convertible securities issued or outstanding which entitle the holder to purchase Messina Shares or any other securities of Messina up to the Effective Date of the Arrangement;

(e)
there are no actions, suits or proceedings, pending or, to the best knowledge of Messina, threatened against or affecting Messina, or any of its principals, at law or in equity, or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign, and is not aware of any existing grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success against Messina;

(f)
this Agreement has been duly authorized, executed and delivered by Messina and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to bankruptcy, insolvency and other applicable laws affecting creditors' rights generally and to general principles of equity;

(g)
Messina is a "reporting issuer" within the meaning of the securities laws of British Columbia and Alberta, has no securities law reporting requirements under any other jurisdiction, is not on a list of defaulting issuers maintained by the securities commissions in these jurisdictions and no regulatory authority having jurisdiction has issued any order preventing or suspending trading of any securities of Messina which is currently outstanding;

(h)
the latest audited financial statements of Messina for the year ended September 30, 2012 are true and correct in every material respect, and have been prepared on a consolidated basis in accordance with Canadian generally accepted accounting principles, including International Financial Reporting Standards, and fairly reflect the consolidated financial position of Messina as at the date of such financial statements and the results of its operations for the period then ended and have been prepared in accordance with accounting principles generally accepted in Canada;

(i)
the unaudited financial statements of Messina for the interim period ended June 30, 2013 to be disclosed in the Information Circular are true and correct in every material respect, and have been prepared on a consolidated basis in accordance with Canadian generally accepted accounting principles, including International Financial Reporting Standards, and fairly reflect the financial position of Messina as at the date of such financial statements and the results of its operations for the period then ended and have been prepared in accordance with accounting principles generally accepted in Canada;

(j)	since June 30, 2013, except as disclosed by Messina in the Messina Public Record:

(i)	Messina has conducted its business only in the ordinary and regular course of business consistent with past practice;

(ii)	Messina has not incurred or suffered a Material Adverse Change;

(iii)	there has not been any acquisition or sale by Messina of any material property or assets thereof;

(iv)
other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by Messina of any debt for borrowed money, any creation or assumption by Messina of any encumbrance, any making by Messina of any loan, advance or capital contribution to or investment in any other person or any entering into, amendment of, relinquishment, termination or non-renewal by Messina of any contract, agreement, licence, lease transaction, commitment or other right or obligation which would, individually or in the aggregate, have a Material Adverse Effect on Messina;

(v)	Messina has not declared or paid any dividends or made any other distribution on any of the Messina Shares;

(vi)	Messina has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Messina Shares;

(vii)	Messina has not changed or amended its constating documents;

(viii)
other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or modification of the compensation payable to or to become payable by Messina to any of its directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement (including, without limitation, the granting of Messina Options) made to, for or with any of such directors or officers;

(ix)	Messina has not effected any material change in its tax election or accounting methods, principles or practices; and

(x)	Messina has not adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan or shareholder rights plan;

(k)
the statements set forth in the documents filed with securities and regulatory authorities (including exchanges and markets) under the securities legislation in the jurisdictions in which it is a reporting issuer (the "Messina Public Record")  are true, correct and complete and do not contain any misrepresentation as of the dates on which they were made, except where the failure to comply strictly with certain form requirements would not have a Material Adverse Effect on Messina, and Messina has not filed any confidential material change reports which currently remain confidential or similar reports and, to the best of its knowledge, Messina has filed with all applicable securities and regulatory authorities (including exchanges and markets) all information and documents required to be filed with such authorities;

(l)	the Messina Shares trade on the TSXV and, to the best of its knowledge, Messina is in compliance with all rules, regulations and policies of the TSXV in all material respects;

(m)
to the best of its knowledge, Messina is not in default in any material respect of any requirement of any applicable securities laws or regulatory authority having jurisdiction over any securities of Messina;

(n)
Messina is not subject to any cease trade or other order of any applicable stock exchange or securities regulatory authority and, to the best knowledge of Messina, no investigation or other proceedings involving Messina that may operate to prevent or restrict trading of any securities of Messina are currently in progress, pending or threatened before any applicable stock exchange or securities regulatory authority;

(o)
the description of the business of Messina, its financial condition, assets and properties in the Information Circular will not contain any untrue statement of a material fact or omit to state any material fact necessary to make such description not misleading and will contain all information required by all applicable securities laws and the rules of the TSXV;

(p)
Messina has not incurred any liability for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or the Arrangement except as disclosed in the Information Circular;

(q)
there are no known or anticipated material liabilities of Messina of any kind whatsoever (including absolute, accrued or contingent liabilities) nor any commitments whether or not determined or determinable, in respect of which Messina is or may become liable other than the liabilities disclosed on, reflected in or provided for in the financial statements referred to in paragraph (h) and (i) of this Section 3.2 or to be reflected in the Information Circular or incurred in the ordinary course of business;

(r)
Messina does not at present own shares in and is not a party to any agreement of any nature to acquire any shares in any other corporation or entity and is not a party to any agreement to acquire or lease any other business operations;

(s)
the corporate records and minute books of Messina as required to be maintained by it under the laws of its jurisdiction of incorporation or continuation are up to date and contain complete and accurate minutes of all meetings of its directors, any committees of the board of directors and shareholders held and all resolutions consented to in writing;

(t)
Messina owns good and marketable title to its properties and assets free and clear of any and all mortgages, liens, pledges, charges, security interests, encumbrances, actions, claims or demands of any nature whatsoever or howsoever arising which would have a materially adverse effect on the properties or assets of Messina except as disclosed in the Information Circular;

(u)	as of the date hereof, Messina has no employees and two consultants. Messina:

(i)
is not a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment or consulting agreement with, any director or officer of Messina that would be triggered by Messina entering into this Agreement or the completion of the Arrangement;

(ii)	does not have any employee or consultant whose employment or contract with Messina cannot be terminated by Messina following completion of the Arrangement; and

(iii)
(A) is not a party to any collective bargaining agreement, (B) is not, to the best knowledge of Messina, subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement, or (C) is not subject to any current, or to the best knowledge of Messina, pending or threatened strike or lockout;

(v)
Messina has complied, in all material respects, with all of the terms of the employee compensation and benefit obligations of Messina, including the provisions of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to each of the employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon Messina, other than such non-compliance that would not reasonably be expected to have a Material Adverse Effect on Messina. Messina does not have any employee compensation or benefit plans, agreement, policies, programs, arrangements or practices, whether written or oral other than Messina Option Plan, pursuant to which the Messina Options have been granted.  Messina has not sponsored or participated in any pension or retirement income plan;

(w)
Messina has duly filed all Tax Returns required to be filed by it and has paid or withheld all Taxes which are due and payable or required to be withheld, and has paid all assessments and reassessments, and all other Taxes due and payable on or before the date hereof; adequate provision has been made for Taxes payable for the current period for which Tax Returns are not yet required to be filed; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return by, or payment of any Tax against Messina; there are no actions, suits, proceedings, investigations or claims commenced or to the best knowledge of Messina, threatened or contemplated against Messina in respect of Taxes or any matters under discussion with any governmental authority relating to Taxes asserted by any such authority;

(x)
Messina is not in default under and, to the best knowledge of Messina, there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute a default by Messina under any contract, agreement or licence that is material to the conduct of the business of Messina to which it is a party or by which it is bound;

(y)
Messina is in compliance in all material respects with each material license and permit held by it and is not in any material respect in violation of, or default under, the applicable statutes, ordinances, rules, regulations, orders or decrees (including, without limitation, Environmental Laws) of any governmental entities, regulatory agencies or bodies having, asserting or claiming jurisdiction over it or over any part of its operations or assets;

(z)
Messina, to the best of its knowledge: (i) is in material compliance with any and all applicable Environmental Laws; (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business as currently conducted; (iii) is in material compliance with all terms and conditions of each such permit, license or approval; (iv) confirms that there have been no past, and, to the best knowledge of Messina, there are no pending or threatened claims, complaints, notices or requests for information received by Messina with respect to any alleged material violation of any Environmental Law which would reasonably be expected to cause a Material Adverse Effect on Messina; and (v) confirms that no conditions exist at, on or under any property now or previously owned, leased or occupied by Messina which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law that would reasonably be expected to cause a Material Adverse Effect on Messina, except for compliance investigations conducted in the normal course by any Governmental Authority;

(aa)
neither Messina, nor to the best of its knowledge, any other person, has ever caused or permitted hazardous or toxic waste to be placed, held, located or disposed of on, under or at any lands or premises owned, leased or occupied by Messina otherwise than in compliance with applicable Environmental Laws and no notice has been received by Messina of any action or potential liability in respect thereof and, to the best knowledge of Messina, no civil, criminal or enforcement actions or complaints in respect thereof are threatened, pending or have been commenced against Messina which, if successful, would reasonably be expected to have a Material Adverse Effect on Messina;

(bb)	there are no environmental audits, evaluations, assessments, studies or tests that were commissioned by Messina respecting the business, operations, properties or facilities of Messina;

(cc)
Messina has filed with the securities commission in each of British Columbia and Alberta all of the technical reports required to be filed under National Instrument 43-101 in respect of each property material to Messina and all public disclosure made by Messina regarding its properties complies in all material respects with the requirements of National Instrument 43-101;

(dd)
as at the date hereof, there has not been a material change to Messina's working capital since June 30, 2013 and Messina has not entered into any agreements, and is not otherwise committed, to expend more than $50,000 in each calendar month commencing with September, 2013 and each calendar month thereafter up to and including December, 2013, other than the commitments to incur expenditures on Messina's current activities or transaction costs in respect of the transactions contemplated by this Agreement;

(ee)
the only votes of the holders of any class or series of the Messina Shares, Messina Options, Messina Warrants or other securities of Messina necessary to approve this Agreement and the Arrangement and the transactions contemplated hereby or thereby is, subject to the Interim Order, the approval of the Arrangement by 66⅔ of the votes cast by Messina Shareholders in person or by proxy at the Messina Meeting (which may include, as a separate tabulation, the "minority approval" required by Multilateral Instrument 61-101, Protection of Minority Security Holders in Special Transactions, excluding the votes of Canadian Zinc);

(ff)
to Messina’s knowledge, Messina (i) is a Foreign Private Issuer (as defined in the U.S. Exchange Act) (ii) has no class of securities outstanding that is or is required to be registered under Section 12 of the U.S. Exchange Act or that is subject to the reporting requirements of Section 13 or 15(d) of the U.S. Exchange Act, and (iii) is not registered or required to register as an “investment company” pursuant to the provisions of the United States Investment Company Act of 1940, as amended;

(gg)
Messina has not withheld from Canadian Zinc any material information or documents concerning Messina or its assets or liabilities during the course of Canadian Zinc's review of Messina and its properties; and

(hh)
none of the representations, warranties or statements of fact made in this Section 3.2 contains any untrue statement of a material fact or omits to state any material fact necessary to make any such warranty or representation not misleading.

4.	COVENANTS

Covenants of Canadian Zinc and CZN Sub

4.1
Each of Canadian Zinc and CZN Sub hereby covenants and agrees that it shall take such steps and do all such other acts and things, as may be necessary or desirable in order to give effect to the transactions contemplated by this Agreement (including making all necessary filings under corporate and securities laws), subject to regulatory and, if necessary, shareholder approval, and, without limiting the generality of the foregoing, shall:

(a)	use its commercially reasonable best efforts to, prior to the completion of the Arrangement, obtain conditional listing on the TSX of the Canadian Zinc Shares to be issued pursuant to the Arrangement;

(b)
use its best efforts to ensure that the Information Circular shall contain, to the extent required by applicable securities laws, prospectus-level disclosure respecting Canadian Zinc and CZN Sub and the information and consolidated financial statements related to Canadian Zinc and CZN Sub and the pro forma financial statements to be contained in the Information Circular, if any, shall be true, correct and complete in all material respects and shall not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which they are made and shall comply with applicable securities laws and the rules of the TSX;

(c)	obtain all required certifications and consent of the auditors of Canadian Zinc in respect of the Canadian Zinc financial statements to be provided in the Information Circular;

(d)	make arrangements for the prompt delivery of certificates representing Canadian Zinc Shares to the registered Messina Shareholders, as provided in the Plan of Arrangement; and

(e)
promptly notify Messina if at any time it becomes aware that the Information Circular contains any material misrepresentation or otherwise requires an amendment or supplement to the Information Circular or any related application and promptly deliver written notice to Messina setting out full particulars thereof.  In any such event, Canadian Zinc and CZN Sub shall cooperate with Messina in the preparation of any required supplement or amendment to the Information Circular or such other document, as the case may be.

Covenants of Messina

4.2
Messina shall take such steps and to do all such other acts and things, as may be necessary or desirable in order to give effect to the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, shall:

(a)
use its commercially reasonable best efforts to apply for and obtain such consents, orders or approvals as counsel for Canadian Zinc may advise are necessary or desirable for the implementation of the Arrangement and, without limiting the generality of the foregoing, to:

(i)	apply for and obtain the Interim Order and the Final Order as provided in Section 2.3 hereof; and

(ii)
obtain written consents, in a form acceptable to Canadian Zinc, acting reasonably, from any persons who are parties to agreements with Messina where consents to the transactions contemplated by the Arrangement are required under those contracts or agreements;

(b)
as soon as reasonably practicable, prepare and file the Information Circular in all jurisdictions where the same is required in accordance with applicable law and provide the same to the  Messina Shareholders in accordance with the requirements of applicable securities regulatory authorities;

(c)
use its best efforts to ensure that the Information Circular shall contain, to the extent required by applicable securities laws, prospectus-level disclosure respecting Messina and the information and consolidated financial statements related to Messina contained in the Information Circular and any related documentation regarding Messina to be distributed in connection with the solicitation of proxies by the management of Messina in connection with the Messina Meeting shall be true, correct and complete in all material respects and shall not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which they are made and shall comply with applicable securities laws and the rules of the TSXV;

(d)	obtain all required certifications and consents of the auditors of Messina in respect of the Messina financial statements to be provided in the Information Circular;

(e)	convene and use commercially reasonable best efforts to hold the Messina Meeting in accordance with the Interim Order for the purpose of considering the special resolutions to approve the Arrangement;

(f)	subject to the terms of this Agreement:

(i)	use commercially reasonable efforts to solicit proxies in favour of the Arrangement;

(ii)	recommend to the Messina Shareholders that they vote in favour of the Arrangement; and

(iii)
not withdraw, modify, qualify or change in a manner adverse to Canadian Zinc, or publicly state that it intends to withdraw, modify, qualify or change in a manner adverse to Canadian  Zinc such recommendation except, in each case, as expressly permitted by this Agreement;

(g)
not dispose of an interest in any of its material properties or otherwise enter into any material transaction with, or incur any material liability to, any other corporation or person or agree to do any of the foregoing or perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby, other than as contemplated in this Agreement, without the written consent of Canadian Zinc thereto;

(h)	at Closing, have:

(i)	an authorized capital of an unlimited number of common shares without par value of which 15,583,112 Messina Shares will be duly issued and outstanding as fully paid and non-assessable; and

(ii)	1,315,000 Messina Shares issuable on exercise of all outstanding Messina Options and Messina Warrants and no Messina Shares otherwise issuable;

save as may be altered by the exercise of outstanding Messina Options or Messina Warrants;

(i)	not, between the date of this Agreement and the Closing Date:

(i)	incur any significant expenses or liabilities otherwise than in the ordinary course of its business or in connection with its obligations under this Agreement;

(ii)
alter its authorized capital nor issue (other than on exercise of presently outstanding convertible securities), nor reach any agreement or understanding with any other party to issue, any securities; or

(iii)
appoint any directors or officers or adopt, establish, enter into or implement any new employee benefit plan, policy, severance or termination agreement providing for any form of benefits or other compensation to any former, present or future director, officer or employee of Messina or amend any employee benefit plan, policy, severance or termination agreement;

except as otherwise provided herein or with the prior written consent of Canadian Zinc, such consent not to be unreasonably withheld; and

(j)
concurrently with the execution of this Agreement, deliver to Canadian Zinc a lock-up agreement in support of the Plan of Arrangement in form and substance acceptable to Canadian Zinc executed by each director of Messina, namely, Peter Tallman, Gary McDonald, Steven Brunelle and John Pallot.

5.	CONDITIONS PRECEDENT

Mutual Conditions Precedent

5.1	The parties' obligations to complete the transactions contemplated in this Agreement are subject to satisfaction of the following conditions on or before the Closing Date:

(a)	all necessary approvals of Messina Shareholders by the requisite majorities will have been obtained in respect of the Arrangement;

(b)	all necessary orders of the Court with respect to the Arrangement will have been obtained;

(c)
all other consents, orders, regulations and approvals, including regulatory and judicial approvals and orders, necessary for the completion of the transactions provided for in this Agreement and the Plan of Arrangement shall have been obtained or received from the persons, authorities or bodies having jurisdiction in the circumstances;

(d)	there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement or the Arrangement;

(e)
Messina and Canadian Zinc shall each be satisfied, acting reasonably, that the issuance of the Canadian Zinc Shares pursuant to the Arrangement will not require registration under the U.S. Securities Act, pursuant to the Section 3(a)(10) Exemption, and will not require registration pursuant to applicable state securities law exemptions; and

(f)
the issue of Canadian Zinc Shares pursuant to the Arrangement, and the issue of Canadian Zinc Shares following the Effective Date on exercise of Messina Options or Messina Warrants, will be exempt from the registration and prospectus requirements of applicable securities laws in each of the provinces and territories of Canada in which holders of securities of Messina are resident.

Conditions solely for the benefit of Canadian Zinc

5.2	The obligations of Canadian Zinc to complete the transactions contemplated in this Agreement are subject to satisfaction of the following conditions on or before the Closing Date:

(a)	no Material Adverse Change will have occurred in the business, affairs, financial condition or operations of Messina;

(b)
Dissent Rights to the Arrangement shall not have been exercised prior to the Effective Date by registered Messina Shareholders representing in the aggregate 5% or more of the total number of Messina Shares outstanding at such time;

(c)
Messina shall not have disposed of an interest in any of its properties or otherwise have entered into any material transaction with, or have incurred any material liability to, any other corporation or person or have agreed to do any of the foregoing or have performed any act or have entered into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby, other than as contemplated in this Agreement, without the consent of Canadian Zinc thereto, such consent not to be unreasonably withheld;

(d)
Canadian Zinc shall have received a certificate of a senior officer of Messina confirming that the representations and warranties of Messina set out in Section 3.2 are true and correct in all material respects on and as of Closing; and

(e)
Canadian Zinc shall have received a certificate of a senior officer of Messina confirming that the covenants of Messina set out in Section 4.2 have been completed and complied with as at the Closing Date.

The foregoing conditions in this Section 5.2 are inserted for the exclusive benefit of Canadian Zinc and may be waived by it in whole or in part at any time.

Conditions solely for the benefit of Messina

5.3	The obligations of Messina to complete the transactions contemplated in this Agreement are subject to satisfaction of the following conditions on or before the Closing Date:

(a)	no Material Adverse Change will have occurred in the business, affairs, financial condition or operations of Canadian Zinc or CZN Sub;

(b)
the shares of Canadian Zinc to be issued pursuant to the Arrangement will be listed or conditionally listed subject to standard conditions on the TSX and Canadian Zinc will be in compliance with all rules, regulations and policies of the TSX in all material respects;

(c)
Messina shall have received a certificate of a senior officer of Canadian Zinc confirming that the representations and warranties of Canadian Zinc set out in Section 3.1 are true and correct in all material respects on and as of Closing;

(d)
Messina shall have received a certificate of a senior officer of Canadian Zinc confirming that the covenants of Canadian Zinc and CZN Sub set out in Section 4.1 have been completed and complied with as at the Closing Date;

(e)
the TSX shall have accepted the Arrangement and shall have conditionally approved the listing thereon of the shares of Canadian Zinc to be issued and issuable pursuant to the Arrangement which shares shall not be subject to statutory hold periods, subject to usual terms and conditions of the TSX;

(f)
each director and officer of Messina shall have received an executed release from Canadian Zinc and CZN Sub, in form and substance satisfactory to Canadian Zinc, CZN Sub and Messina, each acting reasonably; and

(g)	the issue of Canadian Zinc Shares pursuant to the Arrangement will have been approved by all necessary corporate action to permit such shares to be issued as fully paid and non-assessable.

The foregoing conditions in this Section 5.3 are inserted for the exclusive benefit of Messina and may be waived by it in whole or in part at any time.

6.	AMENDMENT, CLOSING AND TERMINATION

Amendment

6.1
This Agreement and the Plan of Arrangement may, at any time and from time to time before the Effective Date, be amended by written agreement of the parties hereto without, subject to applicable law, further notice to or authorization on the part of their respective shareholders.  Without limiting the generality of the foregoing, any such amendment may:

(a)	change the time for performance of any of the obligations or acts of the parties hereto;

(b)	waive any inaccuracies or modify any representation contained herein or any document to be delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained or waive or modify performance of any of the obligations of the parties hereto; or

(d)
amend the terms of Section 3.02 of the Plan of Arrangement and Subsections 5.1(a), (b), (c) and (d) of this Agreement and the sequence of transactions described in the Plan of Arrangement subject to any required approval of the Messina Shareholders, given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court.

6.2
This Agreement and the Plan of Arrangement hereto may be amended in accordance with the Final Order, but if the terms of the Final Order require any such amendment, the rights of the parties hereto under Sections 5.1, 5.2, 5.3, 6.1, 6.2 and 6.4 shall remain unaffected.

Closing

6.3
The completion of the Arrangement (the "Closing") will be at the offices of DuMoulin Black LLP, 595 Howe Street, 10th Floor, Vancouver, British Columbia, V6C 2T5, on or about December 19, 2013 (the "Closing Date"), or such other place or date as may be mutually agreed by the parties, provided it is not later than January 31, 2014.  At the Closing, the parties will exchange documents to effect the Closing including documents to confirm the matters set out in the Plan of Arrangement and to complete the Arrangement and related matters as contemplated hereby.

Termination

6.4	This Agreement shall terminate:

(a)
if the Arrangement has not been completed on or before January 31, 2014, at the election of any of the parties, provided the electing party has used commercially reasonable efforts to complete the Arrangement by such date;

(b)
in the event that the conditions are not satisfied or waived by the parties to whom they are of benefit prior to the Closing Date, or any earlier date contemplated herein, this Agreement will terminate and be of no further force or effect on January 31, 2014, or such earlier date;

(c)	by unanimous agreement of the parties hereto without any further action on the part of their respective shareholders;

(d)
upon the earlier of (i) the Messina Shareholders failing to approve the Arrangement at the Messina Meeting; and (ii) a final determination from the Court or an appeal court which denies the granting of the Final Order;

(e)	in the event of receipt by Messina of a Superior Proposal; or

(f)	if any applicable laws make the consummation of the Arrangement illegal or prohibited,

in each such case upon payment by Messina to Canadian Zinc of the Break Fee, if applicable, in accordance with Article 8 hereof (and if the Break Fee is not payable on the occurrence of such termination event, then this Agreement shall terminate on the occurrence of such termination event).

6.5	The provisions of Article 7 will survive any termination under Section 6.4.

7.	INDEMNITY

Indemnification

7.1
Each party (the "Indemnifying Party") hereto undertakes with the other parties hereto (the "Indemnified Party") to hold the Indemnified Party fully and effectually indemnified from and against all losses, claims, damages, liabilities, actions or demands (including amounts paid in any settlement approved by the Indemnifying Party of any action, suit, proceeding or claim but excluding lost profits and consequential damages), to which such Indemnified Party may become subject insofar as such losses, claims, damages, liabilities, actions or demands arise out of or are based upon any breach of a representation, warranty, covenant or obligation of the Indemnifying Party contained in this Agreement or any certificate or notice delivered by it in connection herewith, and will reimburse such Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability, action or demand.

Defence

7.2

(a)
Promptly after receipt by an Indemnified Party of notice of a possible action, suit, proceeding or claim referred to in Section 7.1 hereof, such Indemnified Party, if a claim in respect thereof is to be made against the Indemnifying Party under such Section, shall provide the Indemnifying Party with written particulars thereof; provided that failure to provide the Indemnifying Party with such particulars shall not relieve such Indemnifying Party from any liability which it might have on account of the indemnity provided for in this Article 7 except insofar as such failure shall prejudice such Indemnifying Party.  The Indemnified Party shall also provide to the Indemnifying Party copies of all relevant documentation and, unless the Indemnifying Party assumes the defence thereof, shall keep such Indemnifying Party advised of the progress thereof and will discuss with the Indemnifying Party all significant actions proposed.

(b)
An Indemnifying Party shall be entitled, at its own expense, to participate in (and, to the extent that it may wish, to assume) the defence of any such action, suit, proceeding or claim but such defence shall be conducted by counsel of good standing approved by the Indemnified Party, such approval not to be unreasonably withheld.  Upon the Indemnifying Party notifying the Indemnified Party of its election so to assume the defence and retaining such counsel, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by it in connection with such defence other than for reasonable costs of investigation.  If such defence is assumed by the Indemnifying Party, it shall, through the course thereof, provide copies of all relevant documentation to the Indemnified Party, keep such Indemnified Party advised of the progress thereof and shall discuss with the Indemnified Party all significant actions proposed.  No Indemnifying Party shall enter into any settlement without the consent of the Indemnified Party, but such consent shall not be unreasonably withheld.  If such defence is not assumed by the Indemnifying Party, the Indemnifying Party shall not be liable for any settlement made without its consent, but such consent shall not be unreasonably withheld.

(c)
Notwithstanding the foregoing, an Indemnified Party shall have the right, at the Indemnifying Party's expense, to employ counsel of its own choice in respect of the defence of any such action, suit, proceeding or claim if (i) the employment of such counsel has been authorized by the Indemnifying Party in connection with such defence; or (ii) counsel retained by the Indemnifying Party or the Indemnified Party shall have advised the Indemnified Party that there may be legal defences available to it which are different from or in addition to those available to the Indemnifying Party (in which event and to that extent, the Indemnifying Party shall not have the right to assume or direct the defence on behalf of the Indemnified Party) or that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party; or (iii) the Indemnifying Party shall not have assumed such defence and employed counsel therefor within a reasonable time after receiving notice of such action, suit, proceeding or claim.

Term

7.3
The obligations of each party hereto under this Article 7 shall terminate one year after the Arrangement is consummated, save with respect to all losses, claims, damages, liabilities, actions or demands notice of which is given to the Indemnifying Party by the Indemnified Party on or before one year from the date hereof in compliance with Section 7.2.

8.	NON-SOLICITATION AND BREAK FEE PAYMENT

8.1
Until the date of termination of this Agreement, Messina will not, directly or indirectly, through any officer, director, employee, shareholder, representative, counsel, advisor or agent, as the case may be, take or continue any action to solicit, initiate, assist, encourage or otherwise facilitate (including by way of furnishing information or entering into any form of agreement, arrangement or understanding or providing any other form of assistance) the initiation of any inquiries, submissions, proposals or offers from any person or entity other than Canadian Zinc (a "Third Party") relating to, and will not initiate, continue or otherwise participate in any discussions or negotiations with a Third Party regarding, or furnish to any Third Party any information with respect to, enter into any form of agreement, arrangement or understanding with any Third Party with respect to, or otherwise co-operate in any way with or assist or participate in, or facilitate or encourage any effort or attempt by, any Third Party with respect to:

(a)	the direct or indirect acquisition or disposition of all or, except in the ordinary course of business, any of Messina's securities, or

(b)
any amalgamation, merger, sale of all of Messina's assets or, except in the ordinary course of business, any part of Messina's assets, take-over bid, tender offer, plan of arrangement, issuer bid, reorganization, dividend or distribution, recapitalization, liquidation or winding-up of, or other business combination or similar transaction involving such Third Party, all of Messina's assets or, except in the ordinary course of business, any part of Messina's assets;

provided however that Messina shall not be prohibited from considering, discussing, negotiating or providing any information (including access to its management) to a Third Party in respect of a bona fide unsolicited proposal to Messina or its shareholders that the board of directors of Messina (after consultation with its financial advisors and having received advice of outside counsel that Messina's board of directors is required to consider the proposal in order to discharge its fiduciary duties) in good faith reasonably expects to be a Superior Proposal (as hereinafter defined), in which event Messina shall promptly notify Canadian Zinc of any inquiry or proposal that it receives that constitutes, or may reasonably be expected to lead to, such a proposal and shall promptly provide to Canadian Zinc a copy of any such written proposal received by it.  For a period of ten business days following receipt by Canadian Zinc of a copy of such proposal, Canadian Zinc shall be entitled to deliver to Messina a counter-proposal to such proposal.  In the event a Superior Proposal is accepted and recommended by its board of directors, Messina may terminate its obligations under this Agreement upon payment to Canadian Zinc of the Break Fee.

8.2
Subject to Sections 8.3, 8.4 and 8.5, the parties agree and acknowledge that each of them will bear responsibility for their own expenses and costs incurred and to be incurred by each of them in connection with the Arrangement including, without limitation, amounts paid or payable to financial advisors, auditors, legal counsel, printers, transfer agents, and other arm's length third parties that perform services on their behalf in connection with the negotiation of the Agreement, the Arrangement, the due diligence review conducted in connection with the Arrangement, the preparation and distribution of all necessary disclosure documents and other steps to implement the Arrangement.

8.3
Each of Messina and Canadian Zinc agrees and acknowledges that the Break Fee represents liquidated damages and a reasonable estimate of the expenses and costs incurred and to be incurred by Canadian Zinc in connection with the Arrangement including, without limitation, amounts paid or payable to financial advisors, auditors, legal counsel, printers, transfer agents, and other arm's length third parties that perform services on behalf of Canadian Zinc in connection with the negotiation of this Agreement and the Arrangement, the due diligence review conducted by Canadian Zinc in connection with the Arrangement, the preparation of this Agreement and related documents, and other steps to implement the Arrangement.

8.4
For the purposes of this Agreement, "Superior Proposal" means an unsolicited bona fide offer regarding the direct or indirect acquisition or disposition of all or any of Messina's securities, or any amalgamation, merger, sale of all of Messina's assets or, except in the ordinary course of business, any part of Messina's assets, take-over bid, tender offer, plan of arrangement, issuer bid, reorganization, dividend or distribution, recapitalization, liquidation or winding-up of, or other business combination or similar transaction involving Messina, all of Messina's assets or, except in the ordinary course of business, any part of Messina's assets or similar fundamental transaction involving Messina which the board of directors of Messina considers, in good faith, to be superior to the terms of the Arrangement and must be recommended to Messina's shareholders in order that the board of directors may discharge its fiduciary obligations.  Any good faith determination by the board of directors of Messina of a Superior Proposal shall only be made after consultation with its financial advisors and receipt by the board of directors of Messina of an opinion of outside counsel or advice of outside counsel that is reflected in the minutes of the board of directors of Messina to the effect that the failure to entertain and negotiate such a Superior Proposal or to furnish information concerning Messina to a third party in connection therewith could, in the particular circumstances, result in a finding that the directors had breached their fiduciary duties under applicable law.

8.5
Until the termination of this Agreement in accordance with its terms, Messina shall not change, release or modify any confidentiality or non-disclosure agreement executed by a Third Party. In addition, Messina shall immediately cease and cause to be terminated any existing solicitation, discussion, negotiations, encouragement or activity with any person (other than Canadian Zinc) with respect to any proposal of the nature described in Subsection 8.1(a) or (b), immediately close any data rooms made available to any Third Party and immediately request the return or destruction and certification of destruction of information previously provided to any Third Party in accordance with the terms of any such confidentiality or non-disclosure agreement executed by any Third Party.

8.6
Nothing contained in this Agreement shall prohibit or prevent Messina or its board of directors or officers from:  (a) making any disclosure of or in relation to an unsolicited proposal from a Third Party prior to the Effective Time if, in the good faith judgment of the board of directors, after consultation with outside legal counsel, such disclosure is necessary for the directors or officers of Messina to act in a manner consistent with their fiduciary duties or is otherwise required under applicable laws; (b) responding, within the time and in the manner required by applicable laws, to any unsolicited take-over bid or tender or exchange offer made for Messina Shares or any other securities of Messina; or (c) taking any other action in relation to an unsolicited proposal from a Third Party to the extent required under applicable securities laws or orders or otherwise mandated by any governmental entity.

8.7	In the event that:

(a)	this Agreement is terminated by Messina pursuant to Subsection 6.4(e) in respect of a Superior Proposal;

(b)	this Agreement is not approved by the Messina Shareholders or by the Court pursuant to Subsection 6.4(d); or

(c)
for any other reason, the Arrangement is not completed (other than through the failure of Canadian Zinc or CZN Sub to satisfy any conditions or perform any covenants provided for in this Agreement, or in the event of a termination pursuant to Subsection 6.4(c) or 6.4(f) or a termination by Canadian Zinc pursuant to Subsection 6.4(a) or 6.4(b),

Messina shall pay to Canadian Zinc, within one business day following such event, a fee equal to $150,000 (the "Break Fee") in immediately available funds.

9.	ORDINARY COURSE

9.1
Until the earlier of the Closing and the termination of this Agreement without completion of the Arrangement, Messina will not, without the prior written consent of Canadian Zinc, enter into any contract in respect of its business or assets, other than in the ordinary course of business, and Messina will continue to carry on its business and maintain its assets in the ordinary course of business, with the exception of reasonable costs incurred in connection with the Arrangement, and, without limitation, but subject to the above exceptions, will maintain payables and other liabilities at levels consistent with past practice and will not engage in any extraordinary material transactions or agree to do any of the foregoing or perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby without the prior written consent of Canadian Zinc.

10.	PUBLIC DISCLOSURE AND CONFIDENTIALITY

10.1
No disclosure or announcement, public or otherwise, in respect of this Agreement or the transactions contemplated herein will be made by any party without the prior written agreement of the other parties as to timing, content and method, provided that the obligations herein will not prevent any party from making, after consultation with the other parties, such disclosure as its counsel advises is required by applicable laws or the rules and policies of the reporting jurisdictions of the party or of the TSX or the TSXV, as applicable.

10.2
Unless and until the transactions contemplated in this Agreement have been completed, except with the prior written consent of the other parties, each party and their respective employees, officers, directors, shareholders, agents, advisors and other representatives will hold all information received from the other parties in confidence, except such information and documents which (i) are or subsequently may become generally available to the public; (ii) are required to be disclosed by applicable law or the rules and policies of an applicable stock exchange; (iii) are available on a non-confidential basis prior to their disclosure to the other parties; (iv) become available to one party on a non-confidential basis from a source other than the other parties provided that such other source is, to the knowledge of such party, not bound by a confidentiality agreement with the other parties; (v) are independently developed; or (vi) were available to each party as a result of the relationship of the parties prior to the date hereof.

10.3	All such information in written form and documents will be returned to the party originally delivering them in the event that the transactions provided for in this Agreement are not completed.

11.	ASSIGNMENT

11.1	No party may assign its rights or obligations under this Agreement.

12.	WAIVER

12.1	Any waiver or release of any conditions of this Agreement, to be effective, must be in writing executed by the party for whom such condition is expressed by this Agreement to benefit.

13.	GENERAL

13.1	The covenants, representations and warranties contained herein will survive the Closing.

13.2	Time is of the essence herein.

13.3
Each party hereto will, from time to time, at the request of the other parties, do such further acts and execute and deliver all such further documents, agreements and instruments as will be reasonably required in order to fully perform and carry out the terms, conditions and intent of this Agreement.

13.4	All references to currency are references to Canadian dollars unless otherwise indicated.

13.5	The parties intend that this Agreement will be binding upon them until terminated.

13.6	Any notice to be given hereunder to the parties will be deemed to be validly given if delivered, or if sent by facsimile:

if to Canadian Zinc or CZN Sub, to:

Suite 1710 – 650 West Georgia Street Vancouver, BC V6B 4N9 Attention: John F. Kearney Facsimile No.: 604-688-2043

with a copy to:

DuMoulin Black LLP 10th Floor, 595 Howe Street Vancouver, BC V6C 2T6 Attention: J. Douglas Seppala Facsimile No.: 604-687-8772

if to Messina, to:

300 – 1055 West Hastings Street Vancouver, BC V6E 2E9 Attention: Peter Tallman, President Facsimile No.: 604-233-7971

with a copy to:

Jeffrey T.K. Fraser Law Corporation 1710 – 1177 West Hastings Street Vancouver, BC V6E 2L3 Attention: Jeffrey T.K. Fraser Facsimile No.: 604-681-0139

and any such notice delivered on a business day in accordance with the foregoing will be deemed to have been received on the date of delivery or facsimile transmission.

13.7	This Agreement and the rights and obligations of the parties hereunder will be governed by and construed according to the laws of the Province of British Columbia.

13.8	This Agreement will enure to the benefit of and be binding upon the parties hereto and their successors.

13.9
This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document.  All of these counterparts will for all purposes constitute one agreement, binding on the parties, notwithstanding that all parties are not signatories to the same counterpart.  A fax transcribed copy or photocopy of this Agreement executed by a party in counterpart or otherwise will constitute a properly executed, delivered and binding agreement or counterpart of the executing party.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the year and day set out on page 1 hereof.

CANADIAN ZINC CORPORATION

Per:	(Signed) "John F. Kearney"
Name:	John F. Kearney
Title:	President and Chief Executive Officer

MESSINA MINERALS INC.

Per:	(Signed) "Peter Tallman"
Name:	Peter Tallman
Title:	President and Chief Executive Officer

0980829 B.C. LTD.

Per:	(Signed) "John F. Kearney"
Name:	John F. Kearney
Title:	Director